Exhibit 99.1

MUTUAL UNDERTAKING

December 15, 2009

1.
Recognizing that Mssrs. Denis Arcand, Martin Rivard, Réjean Houle and Raynald Vézina (the  “Current Directors”), the current directors of Richmont Mines Inc. (the “Company”), have the qualities, knowledge, skills and experience to contribute to the Company’s continued growth, H. Gregory Chamandy and Oxbridge Bank & Trust SCC hereby undertake to vote, and to cause to be voted, all shares of the Company that they, or any person they are acting jointly or in concert with in connection with the Company, control or direct, directly or indirectly, in favour of the election of each of the Current Directors as directors of the Company at (i) a special meeting of shareholders to be held as soon as practicable after the date hereof and (ii) all meetings of the shareholders of the Company at which directors are to be elected held prior to December 31, 2011, and undertake to act consistently in all respects with the foregoing undertaking.

2.
In consideration of the undertaking set out in Section 1 above, the Company shall cause the (i) Proposed Additional Directors (as defined below) other than the Unknown Director (as defined below) to be included as nominees proposed by the Company to its shareholders for election to the board of directors at a special meeting of shareholders to be held as soon as practicable after the date hereof and (ii) Proposed Additional Directors to be included as nominees proposed by the Company to its shareholders for election to the board of directors at all meetings of the shareholders of the Company at which directors are to be elected held prior to December 31, 2010. The Company shall use its commercially reasonable efforts to cause the election of such additional directors at such meetings and shall solicit proxies in favour of the election of such additional directors at such meetings. “Proposed Additional Directors” means, collectively, Elaine Ellingham, A. Michel Lavigne, Samuel Minzberg, Jean-Pierre Ouellet and one additional director to be identified by H. Gregory Chamandy prior to the next annual shareholders meeting of the Company (the "Unknown Director") and any person replacing any of such Proposed Additional Directors as designated by H. Gregory Chamandy, provided that (A) there exists no impediment, legal or from a corporate governance perspective, to such replacement person or Unknown Director, as the case may be, acting as a director of the Company, for reasons of conflict of interest or otherwise, and (B) such replacement person or Unknown Director, as the case may be, has the qualifications, credentials, expertise and experience to, together with the directors of the Company, oversee the execution of the Company’s strategic plan for future growth, in each case as determined by the board of directors of the Company.

3.
For greater certainty, it is the intention of the parties that this Mutual Undertaking not cause any of the Current Directors to be acting jointly or in concert with H. Gregory Chamandy or Oxbridge Bank & Trust SCC or vice versa for the purposes of all applicable securities laws and regulations.

4.
The parties hereto confirm that it is their wish that this Mutual Undertaking be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cet engagement réciproque soit rédigé en langue anglaise seulement.

[Signature page follows]

The parties have executed this Mutual Undertaking on the date hereof.

H. GREGORY CHAMANDY		OXBRIDGE BANK & TRUST SCC
	Per:	Name:
Title:

RICHMONT MINES INC.
Name:
Title:

*           *           *

The undersigned hereby acknowledge and accept the foregoing for all relevant purposes.

Dated December ______, 2009

Denis Arcand	Martin Rivard

Réjean Houle	Raynald Vézina